Filed Pursuant to Rule 433

Registration Statement No. 333-200722

December 4, 2014

THE CLOROX COMPANY

3.500% SENIOR NOTES DUE 2024

Pricing Term Sheet

Issuer:	The Clorox Company

Principal Amount:	$500,000,000

Security Type:	Senior Notes

Legal Format:	SEC Registered

Trade Date:	December 4, 2014

Settlement Date:	December 9, 2014 (T+3)

Maturity Date:	December 15, 2024

Public Offering Price:	99.907%

Coupon:	3.500%

Yield to Maturity:	3.511%

Benchmark Treasury:	2.250% due November 15, 2024

Benchmark Treasury Price / Yield:	99-29 / 2.261%

Spread to Benchmark Treasury:	+125 basis points

Interest Payment Dates:	June 15 and December 15, commencing on June 15, 2015

Make-Whole Call:	T+20 basis points prior to September 15, 2024 (the date that is three months prior to the maturity date of the notes)

Par Call:	On or after September 15, 2024 (the date that is three months prior to the maturity date of the notes), we may redeem all or any portion of the notes at our option at any time at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

CUSIP/ISIN:	189054AU3 / US189054AU34

Joint Book-Running Managers:	J.P. Morgan Securities LLC

Goldman, Sachs & Co.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Joint Lead Managers:	BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Mitsubishi UFJ Securities (USA), Inc.

Wells Fargo Securities, LLC

Junior Co-Managers:	Blaylock Beal Van, LLC

Scotia Capital (USA) Inc.

The Williams Capital Group, L.P.

Ratings:	Baa1 (stable outlook) (Moody’s)

BBB+ (stable outlook) (S&P)

The securities ratings are made by the rating agencies and not the issuer or underwriters and a securities rating is not a recommendation by the rating agency, the issuer or the underwriters to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus supplement and prospectus from J.P. Morgan Securities LLC by calling 1- (800) 245-8812, Goldman, Sachs & Co. by calling 1- (866) 471-2526, Morgan Stanley & Co. LLC by calling 1- (866) 718-1649 or RBC Capital Markets, LLC by calling 1-(866) 375-6829.